Exhibit 10.27

ESCROW AGREEMENT

This Agreement, dated the            day of                , 2003 by and between VendingData Corporation, a Nevada corporation (“Customer”) and Wells Fargo Bank Minnesota, National Association (“Escrow Agent”)

1.             Receipt of Escrow Funds.  Escrow Agent shall receive funds via bank draft, cashier’s check or wire transfer (the “Escrow Funds”) from time to time from Philadelphia Brokerage Corporation (“PBC”) on behalf of Customer or directly from subscribers for Customer’s shares, in each instance in connection with that certain offering of up to 5,000,000 shares of Customer’s common stock as set forth in that certain Registration Statement on Securities and Exchange Commission Form SB-2 to be filed on or about September 23, 2003, as the same may be amended from time to time.

2.             Investments.  The Escrow Funds shall be deposited by the Escrow Agent in a noninterest-bearing account according to Section 4.

3.             Interest.  The Escrow Funds shall be placed in a noninterest-bearing account.

4.             Disbursement of Funds.  Escrow Agent shall transfer the Escrow Funds or portions thereof to the Customer upon the joint written instructions of Customer and PBC.

Escrow Agent is not responsible and does not warrant, convey or guarantee in any form or manner that the disbursed Escrow Funds will be used by Customer for the purposes herein stated or stated elsewhere.

5.             Duty of the Escrow Agent.  The sole duty of Escrow Agent is to receive the Escrow Funds and hold the same pending disbursement pursuant to Section 4 of the Escrow Agreement. Escrow Agent is not responsible for ensuring that Customer is using the Escrow Funds for any stated or express purposes. Escrow Agent is not responsible for accounting or maintaining any records other than to document the wires and funds received and Escrow Funds disbursed.

6.             Documents.  The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, or order or other document and its sole responsibility shall be to act only as expressly set forth in this Escrow Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction by the Customer.

7.             Fees.  Escrow Agent is entitled to compensation in accordance with “Schedule A” attached hereto and incorporated herein by reference and shall be payable by Customer. Escrow Agent may in its discretion deduct said fees from the funds to be disbursed to Customer after receipt of joint instructions to disburse pursuant to Section 4 hereof, if said compensation is not paid by Customer.

8.             Tax Related Terms.

(a)           Tax Reporting.  No interest will be earned from the investment of the Escrow Funds as such funds will be held in a noninterest-bearing account.

(b)           Certification of Tax Identification Number.  Customer agrees to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request.  Customer hereto understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

(c)           Taxes.  Customer agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Agreement.

9.             Indemnification of Escrow Agent.  The Customer hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under the Escrow Agreement and the Escrow Agent shall not be liable for any acting taken or omitted in good faith upon advice of such counsel.

10.           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Customer:	VendingData Corporation 6830 South Spencer Street Las Vegas, Nevada 89119 Attn: John R. Spina Chief Financial Officer Phone: (702) 733-7195 Fax: (702) 733-7197

If to Philadelphia Brokerage Corporation:	Philadelphia Brokerage Corporation 992 Old Eagle School Road Suite 915 Wayne, PA 19087 Attn: Bernadette Pucillo Operations Manager Phone: (610) 975-9990 Fax: (610) 975-9993

If to Escrow Agent:	Wells Fargo Bank Minnesota, N.A. Attn: MAC N9303-110 Sixth Street and Marquette Avenue Minneapolis, MN 55479 Phone: ( ) - Fax: ( ) -

Wires to Escrow Agent should be directed to the following:	Wells Fargo Bank Minnesota, National Association ABA #121000248 Trust Clearing Account # 0001038377 For Credit to: Escrow Account

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

11.           Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

12.           Governing Law; Jurisdiction.  This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.  Each party hereby consents to the personal jurisdiction and venue of any United States District Court for the District of Minnesota located in Hennepin County, Minnesota.

13.           Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

14.           Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

15.           Entire Agreement.  This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

16.           Section Headings.  The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.           Counterparts.  This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

18.           Resignation.  Escrow Agent may resign upon 30 days advance written notice to the Customer.  If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

VendingData Corporation, a Nevada corporation

By:
Its:

Wells Fargo Bank Minnesota, National Association

By:
Its:

EXHIBIT A

ESCROW FEE SCHEDULE

ACCEPTANCE FEE:                                                                                                                                                  $2,000.00

For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:                                                                                                                                         $2,500.00

An annual charge or any portion of a 12-month period thereof.  This fee is payable upon the opening of the account and annually thereafter.  This charge is not prorated for the first year.  There is an additional $250 annual charge for each sub account opened.

TRANSACTION FEE:	$
Wire transfer of funds	$25.00
Other transfer of funds (ie. checks, internal account transfers)	$10.00
Asset transactions (purchases/sales/calls/deposit/withdrawls, etc.)	$20.00

No charge for Wells Fargo Fund transactions other than those disclosed in the Fund Prospectus.

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved.  Such services include but are not limited to excessive administrative time, attendance at closings, specialized reports (eg. tax reporting) and record-keeping, unusual certifications, etc.

1099-Tax reporting	$15.00 per report
Other Tax reporting	per hour charge